Exhibit 3.2

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

COPPERTECH METALS INC.

Pursuant to Sections 228, 242 and 245
of the General Corporation Law of the State of Delaware

CopperTech Metals Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, as amended from time to time, (the “DGCL”), hereby certifies as follows:

1. The name of the Corporation is CopperTech Metals Inc. The Corporation was originally incorporated under the name Global Transition Resources Inc.

2. The original certificate of incorporation of the Corporation was filed with the office of the Secretary of State of the State of Delaware on January 30, 2025. On September 17, 2025, the Corporation filed a Certificate of Amendment of Certificate of Incorporation (the “Amendment”) with the Secretary of State of the State of Delaware. The Amendment was duly adopted by the Board of Directors of the Corporation (the “Board”) and by the sole stockholder of the Corporation in accordance with Section 242 of the DGCL.

3. This Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate of Incorporation”) was duly adopted in accordance with Sections 242 and 245 of the DGCL and has been duly approved by the written consent of the Corporation’s sole stockholder in accordance with Section 228 of the DGCL.

4. The certificate of incorporation of the Corporation is hereby amended and restated to read in its entirety as follows:

FIRST: The name of the Corporation is CopperTech Metals Inc. (the “Corporation”).

SECOND: The address of the registered office of the Corporation in the State of Delaware is 251 Little Falls Drive, Wilmington, Delaware 19808. The name of its registered agent at that address is Corporation Service Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL as it now exists and may hereinafter be amended.

FOURTH:

(a)       Authorized Capital Stock. The total number of shares of stock which the Corporation shall have authority to issue is 1,600,000,000 shares of capital stock, consisting of (i) 1,500,000,000 shares of common stock with a par value of $0.01 per share (the “Common Stock”) and (ii) 100,000,000 shares of preferred stock with a par value of $0.01 per share (the “Preferred Stock”).

(b)       Common Stock. The powers, preferences and rights, and the qualifications, limitations and restrictions, of the Common Stock are as follows:

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(1)       Voting. Except as otherwise expressly required by law or provided in this Amended Restated Certificate of Incorporation, and subject to any voting rights provided to holders of Preferred Stock at any time outstanding, the holders of any outstanding shares of Common Stock shall vote together as a class on all matters with respect to which stockholders are entitled to vote under applicable law, this Amended and Restated Certificate of Incorporation or the Amended and Restated Bylaws of the Corporation (the “Bylaws”), or upon which a vote of stockholders is otherwise duly called for by the Corporation. At each annual or special meeting of stockholders, each holder of record of shares of Common Stock on the relevant record date shall be entitled to cast one vote in person or by proxy for each share of the Common Stock standing in such holder’s name on the stock transfer records of the Corporation.

(2)       No Cumulative Voting. The holders of shares of Common Stock shall have no cumulative voting rights.

(3)       Plurality Voting. The Bylaws shall set forth the vote required for the election of directors. If not set forth in the Bylaws, directors shall be elected by a plurality of the votes cast by the shares entitled to vote in such election.

(4)       Dividends. Subject to the rights of the holders of Preferred Stock, and subject to any other provisions of this Amended and Restated Certificate of Incorporation, as it may be amended from time to time, holders of shares of Common Stock shall be entitled to receive such dividends and other distributions in cash, stock or property of the Corporation when, as and if declared thereon by the Board of Directors of the Corporation (the “Board”) from time to time out of assets or funds of the Corporation legally available therefor.

(5)       Liquidation, Dissolution, etc. In the event of any liquidation, dissolution or winding up (either voluntary or involuntary) of the Corporation, the holders of shares of Common Stock shall be entitled to receive the assets and funds of the Corporation available for distribution after payments to creditors and to the holders of any Preferred Stock of the Corporation that may at the time be outstanding, in proportion to the number of shares held by them.

(c)       Preferred Stock. The shares of Preferred Stock may be divided and issued from time to time in one or more classes or series as may be designated by the Board, each such class or series to be distinctly titled and to consist of the number of shares designated by the Board. Subject to any limitations prescribed by applicable law or this Amended and Restated Certificate of Incorporation, the Board is hereby expressly vested with authority to fix by resolution the number of shares constituting such class or series, the powers, designations, preferences and relative, participating, optional or other special rights (if any), and the qualifications, limitations or restrictions thereof (if any), of the Preferred Stock and each class or series thereof that may be designated by the Board, including, but without limiting the generality of the foregoing, the following:

(1)       the maximum number of shares to constitute such class or series, which may subsequently be increased or decreased (but not below the number of shares of that class or series then outstanding) by resolution of the Board, the distinctive designation thereof and the stated value thereof if different than the par value thereof;

(2)       whether the shares of such class or series shall have voting powers, full or limited, or no voting powers and, if any, the terms of such voting powers;

(3)       the dividend rate (or method of determining such rate) payable to the holders of the shares of such class or series, any conditions upon which such dividends shall be paid and the date or dates upon which such dividends shall be payable, the preference or relation which such dividends shall bear to the dividends payable on any other class or classes or on any other series of capital stock and whether such dividend shall be cumulative or noncumulative;

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(4)       whether the shares of such class or series shall be subject to redemption by the Corporation and, if made subject to redemption, the times, prices and other terms, limitations, restrictions or conditions of such redemption;

(5)       the relative amounts and the relative rights or preference, if any, of payment in respect of shares of such class or series, which the holders of shares of such class or series shall be entitled to receive upon the liquidation, dissolution or winding-up of the Corporation;

(6)       whether or not the shares of such class or series shall be subject to the operation of a retirement or sinking fund and, if so, the extent to and manner in which any such retirement or sinking fund shall be applied to the purchase or redemption of the shares of such class or series for retirement or to other corporate purposes and the terms and provisions relative to the operation thereof;

(7)       whether or not the shares of such class or series shall be convertible or exchangeable, at any time or times at the option of the holder of holders thereof or at the option of the Corporation or upon the happening of a specified event or events, into shares of any other class or classes or any other series of the same or any other class or classes of stock of the Corporation, and the price or prices or rate or rates of exchange or conversion and any adjustments applicable thereto;

(8)       the limitations and restrictions, if any, to be effective while any shares of such class or series are outstanding upon the payment of dividends or the making of other distributions on, and upon the purchase, redemption or other acquisition by the Corporation of, the Common Stock or any other class or classes of stock of the Corporation ranking junior to the shares of such class or series either as to dividends or upon liquidation, dissolution or winding-up;

(9)       the conditions or restrictions, if any, upon the creation of indebtedness of the Corporation or upon the issuance of any additional stock (including additional shares of such class or series or of any other class or series) ranking on a parity with or prior to the shares of such class or series as to dividends or distributions of assets upon liquidation, dissolution or winding-up; and

(10)     any other preference and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, as shall not be inconsistent with applicable law, this Article FOURTH or any resolution of the Board adopted pursuant hereto.

(d)       Power to Sell and Purchase Shares. Subject to the requirements of applicable law, the Corporation shall have the power to issue and sell all or any part of any shares of any class of stock herein or hereafter authorized to such persons, and for such consideration, as the Board shall from time to time, in its discretion, determine, whether or not greater consideration could be received upon the issue or sale of the same number of shares of another class, and as otherwise permitted by law. Subject to the requirements of applicable law, the Corporation shall have the power to purchase any shares of any class of stock herein or hereafter authorized from such persons, and for such consideration, as the Board shall from time to time, in its discretion, determine, whether or not less consideration could be paid upon the purchase of the same number of shares of another class, and as otherwise permitted by law.

FIFTH: The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders.

(a)       The business and affairs of the Corporation shall be managed by or under the direction of the Board, which may exercise all such powers of the Corporation and do all such lawful acts and things as are not by applicable law, this Amended and Restated Certificate of Incorporation or the Bylaws, as amended and restated to date, directed or required to be exercised or done by stockholders.

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(b)       Unless and except to the extent that the Bylaws shall so require, the election of directors need not be by written ballot. The Board shall consist of not less than one (1) and not more than ten (10) members, the exact number of which shall be fixed from time to time exclusively by resolution and adopted by the affirmative vote of a majority of the entire Board. Subject to the rights of the holders of any series of Preferred Stock then outstanding, the total number of directors shall be fixed exclusively by the Board.

(c)       A director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office.

(d)       Subject to the terms of any one or more classes or series of Preferred Stock, any vacancy on the Board that results from an increase in the number of directors may be filled by a majority of the Board then in office; provided that a quorum is present, and any other vacancy occurring on the Board may be filled by a majority of the Board then in office, even if less than a quorum, or by a sole remaining director. Subject to the rights, if any, of the holders of shares of Preferred Stock then outstanding, any or all of the directors of the Corporation may be removed from office at any time by the affirmative vote of the holders of at least a majority of the voting power of the Corporation’s then outstanding capital stock entitled to vote generally in the election of directors (the “Voting Stock”). Notwithstanding the foregoing, whenever the holders of any one or more classes or series of Preferred Stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Amended and Restated Certificate of Incorporation applicable thereto.

(e)       Advance notice of stockholder nominations for election of directors of the Corporation and business other than nominations for election of directors of the Corporation shall be brought by stockholders before a meeting of stockholders shall be given in the manner provided by the Bylaws.

(f)       In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Amended and Restated Certificate of Incorporation and any Bylaws adopted by the stockholders; provided, however, that no Bylaws hereafter adopted by the stockholders shall invalidate any prior act of the directors which would have been valid if such Bylaws had not been adopted.

SIXTH: No director or Officer (as defined below) shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director or Officer, except for liability of: (i) a director or Officer for any breach of director or Officer for any breach of the director’s or Officer’s duty of loyalty to the Corporation or its stockholders; (ii) a director or Officer for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (iii) a director under Section 174 of the DGCL; or (iv) an Officer in any action by or in the right of the Corporation. No amendment, modification or repeal of this Article SIXTH shall adversely affect any right or protection of a director or Officer that exists at the time of such amendment, modification or repeal. All references in this Article SIXTH and SEVENTH to an “Officer” shall mean only a person who, at the time of an act or omission as to which liability is asserted, falls within the meaning of the term “officer,” as defined in Section 102(b)(7) of the DGCL.

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SEVENTH: The Corporation shall indemnify its directors and officers to the fullest extent authorized or permitted by applicable law, as now or hereafter in effect, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of his or her heirs, executors and personal and legal representatives; provided, however, that, except for proceedings to enforce rights to indemnification, the Corporation shall not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors. The right to indemnification conferred by this Article SEVENTH shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition upon receipt by the Corporation of an undertaking by or on behalf of the director or officer receiving advancement to repay the amount advanced if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation under this Article SEVENTH.

The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to officers, employees and agents of the Corporation similar to those conferred in this Article SEVENTH to directors and officers of the Corporation.

The rights to indemnification and to the advancement of expenses conferred in this Article SEVENTH shall not be exclusive of any other right which any person may have or hereafter acquire under this Certificate of Incorporation, the Bylaws of the Corporation, any statute, agreement, vote of stockholders or disinterested directors or otherwise.

Any right to indemnification or to advancement of expenses arising under this Article SEVENTH shall not be eliminated or impaired by an amendment to, or repeal or elimination of, this Article SEVENTH after the occurrence of the act or omission that is the subject of any proceeding for which indemnification or advancement of expenses is sought.

EIGHTH: Subject to the terms of any series of Preferred Stock, (i) for so long as Vedanta Resources Limited or any of its affiliates or any successor in interest (“Vedanta”) owns (directly or indirectly) more than fifty percent (50%) of the Voting Stock, any action that is required or permitted to be taken by the stockholders of the Corporation may be effected by consent in lieu of a meeting, and (ii) if Vedanta no longer beneficially owns (directly or indirectly) more than fifty percent (50%) of the Voting Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of the stockholders of the Corporation and the ability of the stockholders to consent in writing to the taking of any action is hereby specifically denied. For purposes of this Amended and Restated Certification of Incorporation, reference to "affiliate" of any person or entity shall mean any other person or entity controlled by, controlling or under common control with such first person; where “control” (including, with its correlative meanings, “controlling,” “controlled by” and “under common control with”) means possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities, by contract or otherwise).

NINTH: Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books and records of the Corporation may be kept (subject to any provision contained in the DGCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board or in the Bylaws.

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TENTH: Special meetings of stockholders may be held at such time and place, within or without the State of Delaware, or no place, solely by means of remote communication, as shall be stated in the notice of the meeting or in a waiver of notice thereof. Special meetings of the stockholders may be called only by (i) the Chairperson of the Board, (ii) so long as Vedanta owns (directly or indirectly) more than fifty percent (50%) of the Voting Stock, by the Secretary of the Corporation at the request of the holders of shares representing more than fifty percent (50%) of the Voting Stock or (iii) by resolution duly adopted by the affirmative vote of the majority of the members of the Board, and may not be called by any other person or persons. Any such resolution shall be sent to the Chairperson of the Board or the Chief Executive Officer and the Corporate Secretary and shall state the purpose or purposes of the proposed meeting. Business transacted at any special meeting is limited to the purposes stated in the notice.

ELEVENTH: In furtherance and not in limitation of the powers conferred upon it by the laws of the State of Delaware, the Board shall have the power to adopt, amend, alter or repeal the Bylaws. The affirmative vote of at least a majority of the entire Board shall be required to adopt, amend, alter or repeal the Bylaws. The Bylaws also may be adopted, amended, altered or repealed by the affirmative vote of the holders of a majority of the voting power of the shares entitled to vote at an election of directors.

TWELFTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation in the manner now or hereafter prescribed in this Amended and Restated Certificate of Incorporation, the Bylaws or the DGCL, and all rights herein conferred upon stockholders are granted subject to such reservation; provided, however, that, notwithstanding any other provision of this Amended and Restated Certificate of Incorporation (and in addition to any other vote that may be required by law), the affirmative vote of the holders of at least two thirds (66⅔%) of the voting power of the shares entitled to vote at an election of directors shall be required to amend, alter, change or repeal, or to adopt any provision as part of this Amended and Restated Certificate of Incorporation inconsistent with the purpose and intent of Articles FOURTH, FIFTH, SIXTH, EIGHTH, TENTH, or this TWELFTH of this Amended and Restated Certificate of Incorporation.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Corporation has caused this Second Amended and Restated Certificate of Incorporation to be executed on its behalf this [•] day of [•], 2026.

COPPERTECH METALS INC.

By:
Name:	Deshnee Naidoo
Title:	Chief Executive Officer

[Signature Page to Second Amended and Restated Certificate of Incorporation]

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